Exhibit 10.33
STEVE MADDEN
Steven Madden, Ltd., 52-16 Barnett Ave. Long Island City, N.Y. 1 1 104 Phone: 718.446.1800 Fax 718.446.5599
January 2, 2019

Michael Paradise, Esq.
24 Pheasant Lane
Woodbury, New York 11797

Dear Mr. Paradise:

This letter (the “Agreement”) will set forth below the terms and conditions of your employment with Steven Madden, Ltd. (the “Company”):

1.
Term of Agreement. January 1, 2019 through December 31, 2021 unless sooner terminated in accordance with Paragraph 10 of this Agreement (the “Term”). At the expiration of the term of this Agreement, unless you are (a) notified that your employment shall be terminated, or (b) this Agreement is renewed in some form, your employment shall continue on an at-will basis, at the same terms which exist as of December 31, 2021 as contained herein.

2.
Position. Executive Vice President - General Counsel. You shall report to the Chief Executive Officer. You shall expend all of your working time to the Company and shall devote your best efforts, energy and skills to the Company and the promotion of its interests; you shall not take part in any activities detrimental to the best interests of the Company.

3.
Salary. $540,000 per annum (paid in accordance with normal Company practice) from January 1, 2019 through December 31, 2019; $570,000 per annum (paid in accordance with normal Company practice) from January 1, 2020 through December 31, 2020; and $600,000 per annum (paid in accordance with normal Company practice) from January 1, 2021 through December 31, 2021.

4.
Advance Against 2018 Discretionary Bonus. As soon as practicable, but no later than fifteen (15) days from the execution of this Agreement, you shall receive a bonus payment of $100,000 (net of any deductions required to be withheld by any applicable laws and regulations), which is an advance against your discretionary bonus for 2018 payable on or about March 15, 2019.

5.
Restricted Stock. On January 2, 2019, you shall be granted 15,000 shares of restricted stock. The shares shall vest 25% each year for four years, commencing on the first anniversary of the grant date of the restricted stock.

6.
Discretionary Bonus. You shall be eligible to receive a performance bonus for each of 2019, 2020 and 2021 in an amount to be determined by the Company in its absolute discretion. Such bonuses (net of any deductions required to be withheld by any applicable laws and regulations) shall be payable on or about March 15th of the following year and if this agreement terminates by its own terms and is not renewed, you shall still qualify for a bonus for the year you are terminated.

7.	Car Allowance. You shall receive a car allowance of $1,250 per month.

8.
Expenses. The Company shall promptly reimburse you for all reasonable and necessary business expenses you incur in connection with the business of the Company, which will include, but not be limited to, your costs of statutorily required continuing legal education, bar association dues, general counsel associations, subscriptions, law library materials and malpractice insurance (if necessary).

9.
Vacation. You shall be entitled to a minimum of four weeks paid vacation or such greater amount as permitted by the CEO of the Company. You shall also be entitled to personal and sick days in accordance with Company policy applicable to senior executives.

10.	Termination.

(a)
Involuntary Termination. The Company has the right to terminate your employment at any time without Cause (as defined below) and you shall have the right to terminate your employment for Good Reason (as defined below). In the event the Company terminates your employment without Cause or you terminate for Good Reason, then the Term shall terminate immediately, and you shall be entitled to receive Salary payments described in Paragraph 3, at the regular intervals of payment, from the date of termination through the date this Agreement would have otherwise terminated but for the involuntary termination.

(b)
Voluntary Termination by you or Termination for Cause. You shall have the right to terminate your employment at any time for any reason (“Voluntary Termination”) and the Company shall have the right to terminate your employment at any time for “Cause” (as defined below), on written notice to you, setting forth in reasonable detail the facts and circumstances resulting in the Cause upon which such termination is based. In the event of a Voluntary Termination or a termination by the Company for Cause, the Term shall terminate immediately and you shall be entitled only to any accrued and unpaid Salary described in Paragraph 3 through the date of termination.

For the purposes of this Agreement, “Cause” shall mean:

(i)
a material breach by you of your material duties or obligations to the Company which is not remedied to the reasonable satisfaction of the Company within twenty (20) days after the receipt by you of written notice of such breach from the Company;

(ii)	you are convicted of, or enter a guilty or “no contest” plea with respect to a felony or a crime of moral turpitude (whether or not a felony);

(iii)	you have an alcohol or substance abuse problem, which in the reasonable opinion of the Company materially interferes with your ability to perform your duties;

(iv)
any act or acts of personal dishonesty, fraud, embezzlement, misappropriation or conversion intended to result in your personal enrichment at the expense of the Company, or any of its subsidiaries or affiliates, or any other material breach or violation of fiduciary duty owed to the Company, or any of its subsidiaries or affiliates;

(v)
any grossly negligent act or omission or any willful and deliberate misconduct by you that results, or is likely to result, in material economic, or other harm, to the Company, or any of its subsidiaries or affiliates; or

(vi)
you materially violate or pay fines, suffer sanctions or injunctive relief relating to (whether or not you are found to have violated) any federal or state securities laws, rules or regulations or the rules and regulations of any stock exchange on which the Company is listed or included.

For the purposes of this Agreement, “Good Reason” shall mean:

(i)	a material reduction in your base salary without your prior written consent;

(ii)	a material reduction in your authority, duties or responsibilities, without your prior written consent;

(iii)	a material change in the geographic location at which you must perform services on a permanent basis; or

(iv)	any material breach by the Company of the terms of this Agreement, which is not remedied within twenty (20) days after the receipt by the Company of written notice from you.

(c)
Disability. You shall be considered to be “Disabled” if, in the Company’s reasonable opinion after receiving the written report of an independent physician selected by the Company, you are incapable, due to mental or physical disability, of performing the essential functions of your duties for a period of sixty (60) days (whether or not consecutive) during any period of one hundred twenty (120) days. In the event you shall become Disabled during the Term, the Company may terminate your employment and the Term and the Company shall have no further obligation or liabilities to you except that you shall be entitled to receive Salary payments described in Paragraph 3, at the regular intervals of payment, from the date of termination through the date six months after termination.

(d)
Death. In the event of your death, your employment and the Term shall terminate immediately and the Company shall have no further obligation or liabilities to you or your estate except that your estate shall be entitled to receive Salary payments described in Paragraph 3, at the regular intervals of payment, from the date of termination through the date that is six months after termination.

(e)
Change of Control. The term “Change of Control”, as used herein, shall mean when any person or group (excluding the Company or any of its affiliates) becomes the beneficial owner of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities. If, during the period commencing 30 days prior to a Change of Control and ending 180 days after a Change of Control, you are terminated by the Company other than for Cause, in addition to any Change of Control rights you may have in any restricted stock or option agreement between you and the Company, you are entitled to receive an amount equal to the lesser of (A) two and one-half (2.5) times the sum of (i) the annual Base Salary to which you were entitled under Section 3 as of the date termination plus (ii) the average cash bonus received by you for the preceding three-year period ending on the last previous December 31st or (B) the maximum amount which is tax deductible to the Company under Internal Revenue Code Section 280G. The foregoing shall be in lieu of, and not in addition to, any other payments or compensation you would otherwise be entitled to hereunder as a result of your termination.

(f)
Termination Payment. Provided the Company makes the payments required under this Agreement that are attributable to the termination of your employment, such payments shall be in full and complete satisfaction and release of any and all claims you or your beneficiaries, estate or legal representatives may have against the Company and/or its subsidiaries or affiliates hereunder. Notwithstanding anything contained in this Agreement, the Company shall have no obligation to make any payment to you under this Agreement unless and until you execute and deliver to the Company a general release from any and all liability and all applicable periods of time have expired such that the Company shall irrevocably be entitled to enjoy the benefits of the aforementioned release.

11.
Non-Solicitation/Non-Competition Agreement. You recognize that the services to be performed by you hereunder are special and unique. In consideration of the compensation granted herein, you agree that for as long as you are receiving your Salary under this Agreement and, if you are terminated by the Company for Cause or if you quit or resign your position, through December 31, 2021, you shall not, directly or indirectly, anywhere in the United States, whether individually or as a principal officer, employee, partner, member, director or agent of, or consultant for, any person or entity: (i) become employed by, an owner of (other than passive ownership of up to 4.9% of any publicly traded company), or otherwise affiliated with, or furnish services to, any business that competes with the Company, (ii) solicit any business from any customers of the Company, or (iii) hire, offer to hire, entice away, or in any manner persuade or attempt to persuade any employee of the Company to discontinue his/her employment with the Company or any other party that has a business relationship with the Company to discontinue his/her/its business relationship with the Company.

12.
Discoveries. You agree to disclose promptly in writing to the Board of Directors of the Company all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as “Discoveries”) to the extent such Discoveries have been reduced to practice, in whole or in part, whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which you, while employed by the Company, conceive, make, develop, acquire or reduce to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company’s business or interests, or are used or usable by the Company, or arise out of or in connection with the duties performed by you. You hereby transfer and assign to the Company all right, title and interest in and such Discoveries that are conceived, made, developed, acquired or reduced to practice during your employment with the Company, including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof. On request of the Company, You will, without any additional compensation, from time to time during, and after the expiration or termination of, the Term, execute such further instruments (including applications for copyrights, patents, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its rights in respect of such Discoveries. All reasonable expenses incurred by you in complying with the Company’s request and all expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but you shall cooperate in filing and/or prosecuting any such application.

13.
Covenant Not to Disclose. You covenant and agree that you will not at any time during or after the Term, reveal, divulge or make known to any person (other than (i) to the Company, or (ii) in the regular course of business of the Company) or use for your own account any confidential or proprietary records, data, processes, ideas, methods, devices, business concepts, inventions, discoveries, know-how, trade secrets or any other confidential or proprietary information whatsoever (the “Confidential Information”) previously possessed or used by the Company or any of its subsidiaries or affiliates, (whether or not developed, devised or otherwise created in whole or in part by your efforts) and made known to you by reason of your employment by or affiliation with the Company. You further covenant and agree that you shall retain all such knowledge and information which you shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Additionally, you agree that all right, title and interest in and to any discoveries, processes, ideas, methods and/or business concepts that you develop during the Term relating to the business of the Company are, and shall remain the property of the Company, and you hereby assign to the Company any right, title and interest you might otherwise claim therein.

14.
Business Materials, Covenant to Report. All written materials, records and documents made by you or coming into your possession concerning the business or affairs of the Company shall be the sole property of the Company and, upon the termination or expiration of your employment with the Company or upon the request of the Company at any time, you shall promptly deliver the same to the Company and shall retain no copies thereof. You agree to render to the Company such reports of your activities or activities of others under your direction during the Term as the Company may request.

15.	Governing Law; Injunctive Relief.

(a)	The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, excluding choice of law rules thereof.

(b)
You acknowledge and agree that, in the event you shall violate any of the restrictions of Paragraphs 11, 12, 13 or 14 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages or posting a bond or other security, and without prejudice to any other remedies which it may have at law or in equity. Each of you and the Company acknowledges and agrees that, in addition to any other state having proper jurisdiction, any such relief may be sought in, and for such purpose each of you and the Company consents to the jurisdiction of, the courts of the State of New York.

16.	Assignment. This Agreement, as it relates to your employment, is a personal contract and your rights and interests hereunder may not be sold, transferred, assigned, pledged or hypothecated.

17.
Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or facsimile, addressed, if to the Company, at the Company’s offices, Attn: Chief Executive Officer, and if to you, at the address of your personal residence as maintained in the Company’s records, or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 17.

18.
Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements between such parties with respect to the subject matter hereof, and cannot be amended, supplemented or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

19.
Execution in Counterparts; Signatures; Severability. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic mail signatures hereon shall constitute original signatures. If any provision of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

20.
Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel or has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule or law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by such parties. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

21.	409A.

(a)
To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with you to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (A) exempt the compensation payable under this Agreement from Section 409A, and/or (B) comply with the requirements of Section 409A. Any right to a series of installment payments hereunder, including without limitation, any right to receive the Severance (if applicable), shall be treated as a right to a series of separate payments for purposes of Section 409A.

(b)
To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to the you to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Consultant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(c)
Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to you during the six (6)-month period following your “separation from service” (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the you during such period (without interest).

STEVEN MADDEN, LTD.

Signature: /s/ Edward R. Rosenfeld

Counter-signature: /s/ Michael Paradise